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Exhibit 10.25

        Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Asterisks denote such omissions.

AMENDMENT TO THE
AUTOMOTIVE AND INDUSTRIAL SUPPLY CONTRACT
("Amendment" or "Program")

        Daramic, Inc. (together with its subsidiaries and affiliates, "Daramic") and Exide Technologies (together with its subsidiaries and affiliates, "Exide") are parties to the Automotive and Industrial Supply Contract dated July 31, 2001, as amended (the "AI Contract"). Pursuant to the AI Contract, Daramic agreed to supply certain products ("Products") to Exide in accordance with certain terms and conditions outlined in such contract.

        Daramic and Exide would like to amend the AI Contract ("Amendment") in order to provide an option for an alternative method of handling the supply of certain Products in accordance with this Amendment. This Amendment will cover Products supplied under the AI Contract to the facilities, if any, referenced in Exhibit "A" (the "Facilities") attached hereto and by this reference made a part hereof. Facilities may be added to Exhibit "A" by mutual written agreement of the parties. For the Products supplied to the Facilities under this Amendment, the following terms shall apply:

1.
Shipments On Consignment. All Products supplied by Daramic to the Facilities subject to and during the term of this Amendment will be supplied on consignment ("Consigned Products") as described in this Amendment.

2.
Full Pallet Quantities. All orders by Exide for Consigned Products shall be in full pallet quantities and shall be clearly marked as a "Consigned Order."

3.
Exide's Usage Reports, Changes, Forecasts.

(a)
Once a day during the term of this Amendment, or next workday should one day be a legal holiday, Exide will send to Daramic (using the Daramic IT System) the pallet numbers from the pallets of Consigned Products used during the previous day ("the Usage Reports"). Exide agrees that no partial pallet usage reporting shall be permitted and billing by Daramic shall be based on full pallet quantities. Exide shall submit to Daramic a firm request for shipment of Consigned Products for the two following weeks, on every Thursday, stating the quantity, delivery destination and requested delivery date. These requests for shipment shall be in addition to and not in place of the forecasts required by the AI Contract.

(b)
Daramic will use commercially reasonable efforts to notify Exide by fax or e-mail of the scheduled manufacturing and shipment dates within twenty-four (24) hours after receipt of Exide's Weekly Report; and will confirm acceptance of Exide's orders in accordance with the AI Contract. Any change orders requested by Exide must be sent to Daramic by facsimile or e-mail and are subject to confirmation by Daramic as provided for hereunder.

(c)
Frequency and exact method of forecasting and information flow may be changed at a local plant level in order to support specific operating needs, if both parties are in agreement and the revised process is documented in writing.

4.     Shipment and Storage of Inbound Products.

  (a)
  Shipping and delivery terms will be as described in the AI Contract. Exide will promptly notify Daramic of any Consigned Products it receives that have been damaged in transit. Any claim against a carrier for Consigned Products damaged in transit will be made by Daramic, provided, however, that Exide will cooperate with Daramic to the reasonable extent needed in order for Daramic to make and pursue any such claim.

  (b)
  Exide shall at no cost to Daramic receive, hold, store, insure and safeguard all Consigned Products shipped to Exide on consignment hereunder at an Exide or joint venture partner location. All such Consigned Products shall be segregated from Exide's goods, and the storage area where they are kept shall be clearly labeled to indicate that the Consigned Products belong to Daramic. Exide's inventory records must also clearly reflect that the Consigned Products belong to Daramic.

  (c)
  Exide will bear the risk of loss or damage to the Consigned Products which occurs while in its possession. Exide will insure the Consigned Products, with an insurer selected by Exide in its sole discretion, for their full value against all loss and will name Daramic as an additional insured under its policies covering such Consigned Products. Exide will provide Daramic, upon its reasonable request, with current proof of such insurance.

5.
Daramic's Invoice Covering Purchases Of Consigned Products. Upon receipt of the Usage Reports under Section 3, Daramic will prepare and send to Exide Daramic's invoice covering the Consigned Products withdrawn by Exide from consigned inventory. Daramic's invoices shall reference the Usage Reports and/or time period to which they relate. Billing will be at the price in effect at the time of shipment by Daramic as determined in the AI Contract. Exide will pay for Consigned Products within [*****]days from the date of invoice.

All materials not reported on a daily Usage Report, after [*****] days from the date of shipment to Exide will be deemed to have been withdrawn and shall be invoiced by Daramic immediately thereafter, and all such invoices will be due and payable within [*****] days. Withdrawal of Consigned Products as confirmed in Usage Reports shall constitute a sale by Daramic to Exide of such Consigned Products in accordance with the AI Contract and title to such Consigned Products shall pass from Daramic to Exide at the time of withdrawal. Such Consigned Products will be deleted from the inventory of Consigned Products. The parties agree to confer and cooperate from time to time to resolve any reporting errors made by Exide in its daily reports and any billing or invoicing errors made by Daramic.

6.
Inventory Management. Exide will withdraw Consigned Products on a first in, first out basis and will endeavor to withdraw Consigned Products within [*****] days of delivery. Daramic shall have the right, upon reasonably adequate advance notice to Exide, to reasonably reduce shipments to control the quantity of Consigned Product so as not to exceed a ten-day supply of Consigned Products based on Exide's forecast for the Facilities. Daramic's Customer Care Team and Exide's Production and Inventory Control Department shall jointly manage the consignment inventory program.

7.
Physical Audits. Daramic may require and arrange for periodic physical inspection and audit of the Consigned Product, during Exide's regular business hours and upon reasonable notice to Exide, typically once a year, but more often if Daramic so reasonably determines. Daramic may at its discretion forego such inspection and audit in any year if upon Daramic's request Exide provides a satisfactory accounting and certifies the accuracy thereof by a responsible officer of Exide; however, failure to conduct an inspection and audit in any given period will not constitute a waiver of Daramic's right hereunder to inspect and audit.

8.
Title And Access. Title to Consigned Product shall remain in Daramic until withdrawal is reported in Usage Reports (or deemed reported pursuant to Section 5) by Exide. Either party may terminate this Amendment immediately if it determines, in its sole discretion, that there has been a material adverse change in the other party's financial condition, business or operations, or that the other party has not honored the terms of this Amendment. Exide will be responsible for any and all loss or damage while handling or storing the Consigned Products hereunder and Exide shall not permit the Consigned Products to be subject to any charges, encumbrances, liens and security interests of others, unless consented to by Daramic.

9.
Returned materials. Exide shall not be entitled to return any material consigned hereunder to Daramic unless such return is allowed under the AI Contract.

10.
Uniform Commercial Code. Daramic shall be responsible for preparing and filing with the appropriate office or agency any Uniform Commercial Code statements and other instruments as Daramic shall reasonably deem necessary under the laws of the local jurisdictions where the Consigned Products are located in order to reflect Daramic's title in said Consigned Products. Exide shall provide reasonable assistance with such filings.

11.
Termination. Either Exide or Daramic may terminate this Amendment or remove Facilities from Exhibit "A" at any time by giving written notice to the other at least thirty (30) days prior to the date selected for termination or removal. Upon termination of this Amendment or the removal of a Facility from this consignment program, Exide shall, at the end of such 30 day period, take title to and Daramic will generate invoices for any unused Consigned Products not previously withdrawn. Such invoices shall thereafter be payable within [*****] days from the date that the Consigned Products in question were originally shipped to Exide. The termination of this Amendment shall in no way affect the continued validity of the AI Contract. The termination of the AI Contract shall automatically terminate this Amendment.

12.
Entire Agreement. This Amendment is intended to amend and not replace the AI Contract, which shall continue to cover Products which are not Consigned Products hereunder. The provisions of this Amendment shall control over conflicting provisions in the AI Contract to the extent inconsistent therewith. All other provisions of the AI Contract shall remain in full force and effect; including, but not limited to, those provisions related to tax obligations, pricing for Products, shipping terms, delivery terms, record keeping, confidentiality, warranties, and legal compliance. No modifications of this Amendment shall be binding on the parties unless in writing and signed by both parties hereto.

13.
Expenses. Daramic will incur extra costs and expenses associated with providing Products on a consignment basis. As full compensation to Daramic for these costs, based on the calculation of these costs by Daramic, both parties agree that Exide shall pay to Daramic a consignment fee of [*****] per calendar quarter payable on the first day of each April, July, October, and January this Agreement is in effect, with the first payment due on the 1st day of April, 2005. This quarterly fee may be adjusted by mutual agreement of the parties based on changes to Daramic's actual out of pocket expenses directly related to this consignment arrangement.

Agreed to this    day of March, 2005

Daramic	Exide
By: Pierre Hauswald	By: Mitchell S. Bregman
Its: General Manager	Its: Vice President

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AMENDMENT TO THE AUTOMOTIVE AND INDUSTRIAL SUPPLY CONTRACT ("Amendment" or "Program")